Contacts:
Thomas G. Zernick	Scott J. McKim
Chief Executive Officer	Chief Financial Officer
727.399.5680	727.521.7085

BayFirst Financial Corp. Announces Exit from SBA 7(a) Business and $103 Million Loan Sale
ST. PETERSBURG, FL. — September 29, 2025 — BayFirst Financial Corp. (NASDAQ: BAFN) (“BayFirst” or the “Company”), parent company of BayFirst National Bank (the “Bank”) today announced plans to exit the SBA 7a lending business and sell $103 million of SBA 7(a) loan balances to Banesco USA.
“As we announced earlier in the year, Management and the Board initiated a comprehensive strategic review aimed at derisking SBA 7(a) balances on the balance sheet and positioning the Company for long-term growth and enhanced shareholder value,” stated Thomas G. Zernick, Chief Executive Officer. “Today marks a significant milestone in our efforts. BayFirst has signed a definitive agreement to sell $103 million in SBA 7(a) loans to Banesco USA. In conjunction with this agreement, BayFirst will exit the SBA 7(a) lending business, and the majority of our current SBA lending staff and support teams will be offered positions with Banesco USA. We expect the transaction to close in the fourth quarter of this year.
“The loans will be sold at 97% of retained balances and Banesco USA will assume servicing of these loans. Furthermore, Banesco USA will also purchase for book value the servicing rights associated with the purchased loans and will conduct servicing for all SBA loans that BayFirst will continue to own. While we are transitioning away from SBA 7(a) lending, I am pleased that our highly experienced team will continue to support SBA lending at Banesco USA.
“We remain deeply committed to our community bank mission - serving individuals, families, and small businesses with stable checking and savings products that contribute to a more predictable, low-cost funding base. This relationship driven approach continues to strengthen our presence across the vibrant Tampa Bay region and creates opportunities to expand our community bank portfolio, deposit growth, and fee income sources like treasury management services.”
Banesco USA is an independent, Florida state-chartered bank with over $5 billion in assets with eight locations across South Florida and Puerto Rico. Banesco USA distinguishes itself in providing personalized customer service and a suite of products and services to domestic and international clients. In addition to this latest investment that will establish a nationwide SBA lending platform, the bank is poised to continue its growth trajectory fueled by its investments in the Commercial & Industrial (C&I), Business and Professional (B&P), International, and Commercial Real Estate (CRE) lines of business.
“Through the addition of BayFirst’s SBA lending team and the acquisition of a portfolio of SBA 7(a) loans, Banesco USA gains the infrastructure, expertise, and enhanced capabilities to deliver SBA lending on a national scale,” said Calixto (Cali) Garcia-Velez, President & CEO of Banesco USA. “As a business bank, we recognize that small businesses are the backbone of our economy, and this transaction aligns with our growth strategy to expand our small business lending capabilities. By acquiring this SBA 7(a) lending business and its experienced team of SBA lending professionals, we are also establishing a presence in the Greater Tampa Bay region while positioning Banesco USA to serve more small and mid-size companies across Florida and nationally.”

About BayFirst Financial Corp.
BayFirst Financial Corp. is a registered bank holding company based in St. Petersburg, Florida which commenced operations on September 1, 2000. Its primary source of income is derived from its wholly owned subsidiary, BayFirst National Bank, a national banking association which commenced business operations on February 12, 1999. The Bank currently operates twelve full-service banking offices throughout the Tampa Bay-Sarasota region and offers a broad range of commercial and consumer banking services to businesses and individuals. As of June 30, 2025, BayFirst Financial Corp. had $1.34 billion in total assets.
About Banseco USA
Banesco USA, founded in 2006 and headquartered in Miami, is an independent Florida state-chartered bank with $5.2 billion assets as of June 30, 2025, and operates six branches across South Florida and Puerto Rico. Additionally, it has Loan and Deposit Production Offices in Palm Beach and Broward counties. Banesco USA is proud to serve the commercial real estate sector, small and middle-market businesses, as well as professionals who work in the community. The bank services domestic and international clients and operating companies with a suite of products and services delivered with personalized attention to support their financial journeys. For more information, please visit banescousa.com.
Forward-Looking Statements
In addition to the historical information contained herein, this presentation includes "forward-looking statements" within the meaning of such term in the Private Securities Litigation Reform Act of 1995. These statements are subject to many risks and uncertainties, including, but not limited to, the effects of health crises, global military hostilities, weather events, or climate change, including their effects on the economic environment, our customers and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with them; the ability of the Company to implement its strategy and expand its banking operations; changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; risks related to mergers and acquisitions; changes in benchmark interest rates used to price loans and deposits, changes in tax laws, regulations and guidance; and other risks detailed from time to time in filings made by the Company with the SEC, including, but not limited to those “Risk Factors” described in our most recent Form 10-K and Form 10-Q. Readers should note that the forward-looking statements included herein are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements.
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Note: Transmitted on Globe Newswire on September 29, 2025 at 9:00 a.m. ET.